Exhibit 99.2

Sabre Corporation Q3 2014 Earnings Call Transcript

November 11th, 2014

Operator:

Good morning and welcome to the Sabre third-quarter 2014 earnings conference call. Please note that today's call is being recorded and is also being broadcast live on the internet on the Sabre corporate website. This broadcast is property of Sabre. Any redistribution, retransmission or rebroadcast of this call in any form, without express written consent of the Company, is strictly prohibited.

I will now turn the call over to the Vice President of Investor Relations, Barry Sievert. Please go ahead, sir.

Barry Sievert – Sabre Corp – VP Investor Relations

Thank you and good morning everyone. Thanks for joining us on our 3rd quarter earnings conference call.

This morning we issued an earnings press release, which is available on our website at investors.Sabre.com. A slide presentation, which accompanies today’s prepared remarks, is also available during this call on the Sabre website. A replay of today’s call, along with the slide presentation, will be available on our website beginning this afternoon. Following today’s call, we invite equity and debt investors with additional questions to follow up with investor relations.

Throughout today’s call, certain of the revenue, earnings per share, Adjusted EBITDA, gross profit, capital expenditures, and free cash flow amounts as well as other financial information that will be provided are from continuing operations and have been adjusted to exclude expenses and other gains or losses related to restructurings, amortization of Expedia SMA incentive payments, the working capital impact of the Travelocity business model change, litigation and tax matters, and certain other items. The most directly comparable GAAP measures and reconciliations are available in the earnings release and other documents posted on our website at investors.sabre.com.

We would like to advise you that our comments contain forward-looking statements. These statements include, among others, disclosure of our outlook, including revenue, Adjusted EBITDA, net income and earnings guidance, our expected segment results, our expectations of industry trends and various other forward-looking statements regarding our business. These statements involve risks and uncertainties that may cause actual results to differ materially from the statements made on today’s conference call. Information concerning the risks and uncertainties that could affect our financial results is contained in our SEC filings, including the final prospectus filed April 17, 2014 relating to the company’s initial public offering and our Form 10-Q for the quarter ended September 30, 2014, which we plan to file tomorrow, as well as in today’s earnings release.

Participating with me on today’s call are Tom Klein, our President and Chief Executive Officer, Rick Simonson, our Chief Financial Officer, and Chris Nester, our Treasurer and SVP of Finance.

Tom will start us off with a review of our third quarter performance. Rick will then offer some additional perspective on our financial results and forward outlook before turning the call back to Tom for closing remarks. We will then open the call to your questions.

With that, I will turn the call over to Tom.

Tom Klein – Sabre Corp – President and CEO

Good morning and thanks again for joining us today. On this Veterans Day all of us at Sabre give a big thanks to all military veterans, active service members, and their families.

Our third quarter results demonstrate strong execution across the business, as well as continued progress against our strategic initiatives that drive focus and continued product and innovation leadership.

Before Rick and I step through the third quarter results, I want to reinforce a few key points that frame our strategy today and going forward.  Our core investor promise revolves around Sabre delivering stability based on a predictable, volume-driven business model, long-term customer engagements and very high customer retention; strong top and bottom line growth resulting from leading solutions and deep customer relationships, – and increasingly strong cash flow as a natural output of our business model, growth, and stewardship of capital.

Sabre’s core customer promise is to enable the vast travel ecosystem with scalable technology to accelerate their revenue and profitability – always striving to use technology advances to bring new value to our customers.  Our most recent focus has been on data and business intelligence, mobility and personalization.  These are themes you’ve heard from us and will continue to hear from us – constantly evolving our solutions to meet the changing needs our customers is the lifeblood of our business.

Moving on to the third quarter, our operational results were strong and our continued execution puts us in a great position to deliver solid full year results. We also continued to drive new sales and technology implementations that we expect to translate into growth next year and beyond. And finally, we continue to bring strong customer-centric innovations to market that will create new revenue streams in the years to come– like the recent release of our SynXis Enterprise Platform, the only modern, end to end platform designed to enable hoteliers to deliver the guest experience they aspire to while improving revenue and profitability.

In summary, we are on pace to deliver solid 2014 results, and we are very confident about the longer-term trajectory of the business that will deliver the mix of stability, growth, and increasing cash flow that we have been discussing with you during the last several quarters.

For the third quarter, total company adjusted revenue was $759 million, a 2% decline, due to the business model change at Travelocity, while adjusted EBITDA increased 14% to $230 million.

We continued to realize strong revenue and Adjusted EBITDA growth across our core businesses in the third quarter, with 9% topline growth and 10% Adjusted EBITDA growth excluding Travelocity.

In our Airline and Hospitality Solutions business, strong execution and customer growth drove a 14% increase in revenue and our scalable technology platform helped turn that mid-teens performance into 43% Adjusted EBITDA growth.

In Travel Network, 4% revenue growth drove 5.5% growth in Adjusted EBITDA; while I’m pleased with the uptick we saw in Travel Network, and with the benefit of the operating leverage in this business, we still view the Travel Network business in 2014 as lagging our forward expectations of 4-6% topline growth.

Our business model shift at Travelocity began to produce improved financial results with a sharp return to positive EBITDA in the quarter.

In summary, I’m pleased with our overall execution and with the momentum we are building as we work toward the close of the year and look to 2015.

Looking more closely at Airline and Hospitality Solutions, 137 million passengers were boarded through our SabreSonic CSS reservations solution in the third quarter. This is an increase of 8% from the prior year, driven by strong growth within our customer base. With year-to-date growth above our initial expectations and the fourth quarter outlook, we now believe full-year passengers boarded growth will be approximately 7%.

Our broad portfolio of leading commercial and operations solutions also continued to perform well as we sell into both Sabre Sonic CSS customers and more broadly to airlines around the world.

At Hospitality Solutions, our focus on new sales and add-on products at current customers is paying off. Our sales pipeline and year to date win rate have both increased materially over last year. These initiatives, coupled with same customer growth, resulted in high-teens revenue growth in the third quarter, and bode well for continued strong growth in the fourth quarter and into next year.

In total, the strength across Airline and Hospitality Solutions produced revenue growth of 14% for the quarter.

Efficient flow-through from our SaaS-based solutions drove a 43% increase in Adjusted EBITDA for the quarter to $82 million, resulting in an Adjusted EBITDA margin for the quarter of 39%.

In addition to strong financial results, our momentum was also evident in the technology implementations and sales successes that are foundational to our efforts to drive faster future growth. Through the third quarter, our Airline Solutions team has implemented 149 solutions across 98 customers this year. Among the implementations in the third quarter, we achieved an important milestone when American Airlines went live on a single instance of our scheduling software across the combined AA/US Airways network. Our best-in-class schedule manager product is used by more than 70 airlines globally to manage and optimize their schedules and network plan. Additionally, we made significant progress on another large-scale implementation with United Airlines where we are implementing our leading flight planning solution across their entire fleet.

We also signed multiple new commercial agreements in the quarter. Included is an important SabreSonic CSS renewal at AeroMexico, further solidifying our relationship with one of the largest carriers in Latin America. Our Airline Solutions sales team has built a robust pipeline of opportunities spanning the breadth of our solutions portfolio and we expect to close 2014 with record sales contract value.

At Hospitality Solutions, last Thursday we officially launched our new SynXis Enterprise Platform; a fully integrated hospitality platform designed to enable hoteliers to build their business operation around the guest experience. During 2015, as we roll out the SynXis platform,  hotels will be able to use mobility to manage and fulfill guest experiences, deliver highly personalized promotional offers in any sales channel while maximizing revenue and differentiating themselves by creating one-of-a-kind guest services.   These are capabilities that our hoteliers have been asking for and are keys to their future success. Included in the platform launch was the market introduction of SynXis Property Manager, a new solution with increased functionality and tighter integration with our SynXis Central Reservations solution.

In September, we announced the acquisition of Genares, a provider of central reservation systems to more than 2,500 hotels, extending our position as the category leader serving over 20,000 hotels. This opens new cross-selling opportunities, a proven driver of additional customer benefit and revenue growth.

In summary, the third quarter was a strong quarter across all aspects of our solutions business, including a host of successful implementations and strong sales momentum that delivered outstanding financial and operating results.  This positions us well for full year 2014 performance and sets us up for continued growth into 2015 and beyond.

At Sabre Travel Network, as we mentioned last quarter, booking activity improved over the summer months. Direct bookings were up 3% in the quarter, up from 2% growth in the first half of the year. The pickup in growth in EMEA and North America was dampened by continued weakness in Venezuela. Booking volume, coupled with growth of non-booking revenue, resulted in 4% growth for the quarter. And we saw continued operating leverage with 5.5% growth in segment Adjusted EBITDA.

Travel Network enjoys a leading competitive position, with our desktop platform, fare and itinerary search and mobile technology that are second to none. We are constantly seeking to broaden and expand our content and capabilities in areas like personalization, mobility and business intelligence for travel suppliers and buyers. Finally, we have a history of far outpacing our competition in new travel agency customer wins. Since the start of last year, we have far outpaced our competition through the addition of new agencies, having added 65 new customers globally over that period, more new agencies than both of our competitors combined.

And, we continued to strengthen the Network’s value in the third quarter. We added over 50,000 European hotels with our new relationship with HRS Hotels. In addition to multiple renewals, seven new airlines joined Travel Network and we are working with nearly 100 airlines worldwide to enable them to market and sell their ancillaries and branded fares in our travel marketplace, providing carriers a high-yielding sales channel to personalize travel.  Finally, two new rail companies signed on to distribute through our network during the quarter.

Our leading technology and content continue to drive our success in the corporate travel market, where we have relationships with 82 of the top 100 travel purchasing corporations in the world. In the third quarter we had 8 renewals and 2 new sales to Fortune 500 multi-national corporations. We also signed up 3 multi-national companies to use our new mobile offering, Tripcase corporate.

We continue to leverage the unique strengths of our network by delivering on our promise of invention and innovation. The Sabre Red Workspace and Sabre Red Mobile workspace together provide travel agents with the most powerful gateway to efficiently buy and manage travel. We bring innovation from developers and customers into the workspace with the Sabre Red App Centre, providing agents with the flexibility to customize our solution to meet their unique travel buying needs to enhance revenues and customer service.   Again, our technology at the agency desktop is second to none.

And our unique mobile solution, TripCase, continues to be an industry leader and an important differentiator versus our competitors. Growth has been outstanding. We are on pace to manage almost 30 million trips this year, up from 11 million in 2013---we believe this is significantly more trips than anyone in the category, with minimal marketing investment to build that position.   As a constant companion for travelers on business or leisure trips, we gain important insights into traveler behavior and have unique opportunities to facilitate interaction between agents, suppliers and travelers. And we continue to expand the TripCase mobile platform. We recently announced integration of Uber within the TripCase app and signed on as a launch partner for the Samsung Gear S wearable device.

Underpinned by our technology, content and customer success, we believe we are positioned for more robust Travel Network growth next year as we anniversary some of the temporary headwinds that have impacted growth rates this year.

Turning to Travelocity, the North American business results are now demonstrating the value of the strategic marketing agreement with Expedia. This includes a $25 million quarter-over-quarter sequential increase in Adjusted EBITDA, from a loss in the second quarter to $16 million of positive Adjusted EBITDA in the third quarter.

Adjusted EBITDA in the North American business is coming in with higher margins but lower revenues than anticipated.  As we refine how to optimize EBITDA with the Travelocity brand on the Expedia platform, we have chosen to optimize to drive rapid growth in highly profitable hotel and package bookings. This decision results in lower revenue and lower marketing spend. We are also seeing a decline in air bookings as we shift marketing focus away from air.

Reflecting Travelocity’s changed business model, total Travelocity adjusted revenue in the third quarter, which includes Travelocity.com and Lastminute.com, was $89 million, a decline of 45% year over year, again primarily driven by the change in business model at Travelocity.com.

During the third quarter, we announced we are seeking strategic alternatives for lastminute.com. We have made good progress in these efforts, and we think it is appropriate to exclude the business from our forward outlook.  Although we cannot promise that a sale will be successful, our revised guidance, which Rick will discuss in a moment, reflects this change.

With that, I will turn the call over to Rick to walk through the financials and full year guidance.

Rick Simonson – Sabre Corp – CFO

Thanks Tom.

Solid Q3 Adjusted EBITDA performance was a result of good revenue growth across our Airline and Hospitality Solutions and Travel Network businesses and particularly strong earnings flow-through in Airline and Hospitality Solutions, as well as a return to positive Adjusted EBITDA at Travelocity.

However, given the changes in the Travelocity business model, I think it is most helpful to focus on the results of our two, core businesses Travel Network and Solutions, which we refer to as – Sabre excluding Travelocity. On this basis:

-	Revenue was $670M, an increase of 9% year-on-year.

-	Q3 adjusted gross profit totaled $292M, a 10% improvement from the same period in 2013, and

-	Total adjusted EBITDA increased 10% to $214M.

Sabre consolidated adjusted earnings per share totaled $0.26 for the quarter.

Moving to the balance sheet and resulting cash flow for the quarter;

From Sabre consolidated adjusted EBITDA of $230M, we generated $73M of adjusted free cash flow, a 37% increase compared to the year ago period.

Total adjusted CAPEX in Q3 was $60M. Although we expect capital spending to increase in Q4, total spending will likely be below our previous forecasts. We now anticipate full year adjusted capital spending of approximately $270 million.

Total net debt was $2.9 billion as of September 30, reflecting significant debt reduction this year driven by the IPO proceeds, resulting in a net debt to trailing 12 months Adjusted EBITDA ratio of 3.6x.

Looking at uses of cash beyond the continued payment of our regular dividend-- as we’ve discussed, we continue to look to invest in the business through internal investment as well as strategic acquisitions like the Genares acquisition we made in the third quarter. We also plan to continue to de-lever the balance sheet, and are targeting achieving a debt to EBITDA range of between 3.0x and 3.5x.

Turning to the forward outlook and starting with Sabre excluding Travelocity, we are reiterating our revenue guidance range $2.575 to $2.595 billion. Additionally, we are reiterating our Sabre excluding Travelocity EBITDA guidance of $833 to $843 million.  We are also reiterating guidance for Sabre Consolidated Adjusted EBITDA of $848 to $863 million. We continue to expect Net income of between $222 and $237 million and EPS in a range of $0.90 to $0.96.

Within this, based on current trends, we now expect stronger full-year growth in the Solutions business than previously discussed and growth toward the lower end of our previous guidance at Travel Network.

In Airline and Hospitality Solutions, we are increasing our 2014 revenue growth guidance to between 9-10% driven by solid growth across our customer base and incremental sales across our broad portfolio and consulting. We are increasing our estimate for full year passengers boarded in Airline Solutions to increase approximately 7%, a significant step up from our initial expectation of 4-5% growth.

As we’ve exited the third quarter, bookings growth at Travel Network has been somewhat soft. As a result, for 2014, we now expect full year bookings growth to be at, or slightly below, the lower end of our 2.5% to 3% range. As a reminder, bookings and revenue growth has been somewhat dampened this year by the continued decline in air travel in Venezuela.

Accordingly, full-year Travel Network revenue growth is also now expected to be at the low end, or slightly below, our previously discussed 1.5% to 2% range. Revenue growth has also declined due to lower average pricing related to the merger of American Airlines and US Airways. We will anniversary both of these impacts in Q1 of 2015.

Looking at the fourth quarter specifically, we expect modest bookings growth. Q4 revenue growth will also be impacted by data processing revenue minimums associated with our Abacus Joint Venture. Because of stronger year to date performance, the annual Q4 true-up is expected to be less this year than in 2013, creating a challenging comp. With this in mind, overall Travel Network revenue growth in the fourth quarter is expected to be down modestly.

Next, Travelocity Guidance:

As Tom mentioned, we are seeking strategic alternatives for the lastminute.com business.   Accordingly, we are updating our guidance to remove the year to date and estimated fourth quarter impact of lastminute.com results from our guidance.  As a result, we have reduced full year Travelocity revenue guidance. This change does not impact full-year EBITDA guidance. We are also adjusting our full year expectations for the Travelocity North America business due to lower expected revenues at higher margins, resulting in a the same Travelocity EBITDA expectations as our previous guidance of between $15 and $20 million for the year.

So, for Sabre in total, we expect to meet our previously issued full year guidance, with a bit more strength in the Solutions business and bit less in Travel Network, with consolidated EBITDA, Net Income and EPS all within the ranges we previously communicated, and with the core businesses well-positioned for growth as we look ahead to 2015.

I’ll now turn it back to Tom.

Tom Klein – Sabre Corp – President and CEO

Thanks Rick,

In total, the third quarter continued to demonstrate progress against our operational and strategic objectives. Our industry leadership is evident in our products, in the world-class customers that rely on our technology to power their business, and in the financial results we produce.

We have strong momentum as we finish out the year, and we expect to see continued momentum in 2015 as we build on and expand our industry leadership – and deliver on our growth stability and cash flow commitments to you.

Most importantly, we are more focused than ever on delivering game-changing technology solutions for our customers – especially in the vital areas of data, mobile and personalization – which further reinforces our unique role as the leading enabler of the travel ecosystem.

With that, we would like to ask the operator to open the call for questions. Operator?

(Operator Instructions)

Jim Schneider with Goldman Sachs.

Jim Schneider  - Goldman Sachs - Analyst

Thanks for taking my question. I was wondering, Tom, if you can start off on the strategy at this point for the Travelocity segment, given your intention to potentially divest lastminute.com. And then given the refocus away from air in the rest of business, can you talk about the investment levels you are willing to put in there? Whether you still expect those to pick up as we go forward, and what the right revenue run rate, in terms of Travelocity should be, given all that?

Tom Klein  - Sabre Corp - President and CEO

Well, Jim, first, there's no change in strategy. We've said from really since about this time last year that our focus was going to be on growing the core businesses and that we wanted to put Travelocity in a position where we could get a consistent and stable view of what the business would look like going forward. We feel like we've done that.

The Expedia deal is working as we expected. I think our learning, and I mentioned this last quarter, as we've learned how to market into the Expedia platform with the Travelocity brand, I think the team just gets smarter every day.

We've decided that we can drive the level of EBITDA and optimize EBITDA by focusing on hotel and package. I don't think that will be a surprise to anybody. That's pretty consistent across the industry. While we continue to sell an awful lot of air, we're just not marketing as aggressively into the air segment.

We'll continue to do what we've said all along, as far as our guidance for the business. We'll manage it for EBITDA, and you saw the $25-million sequential growth here quarter over quarter, and we expect that as we step off into the first quarter of next year we will continue to see good strength as we optimize EBITDA in the business.

Rick Simonson  - Sabre Corp - CFO

Jim, this is Rick. Your question in terms of Travelocity top line, as we've given in our guidance and the press release today, we expect a full year of $180 million to $190 million. That excludes lastminute.com for the reasons that Tom and I both mentioned, given our look to sell that.

And we've had very good interest in that brand, as we expected. It's one of the top brands, just like Travelocity is one of the number-one brands in travel. We've got detail in that section of the guidance and further in 10-Q that gets to the quarterly adjustments on revenue, excluding lastminute. So, you can step through the math pretty precisely there.

Jim Schneider  - Goldman Sachs - Analyst

That's helpful, thanks. Maybe just a follow-up in Solutions. It's good to see the strength in that business. Can you talk a little bit about, A, which of the modules within Solutions are getting most traction in the near term in the market? And then B, do think that the strength in Hospitality, in particular, is sustainable at this growth rate over the next couple of quarters?

Tom Klein  - Sabre Corp - President and CEO

Let me start with Hospitality. We made this announcement last Thursday; it's an important announcement, to bring the SynXis Enterprise Platform to market. It's something -- the notion of having an integrated system across property management, as well as the central reservation system is something the industry has been very interested in for a long time, and we expect to get good growth out of that platform launch. So, I absolutely feel good about the continued strength in the hospitality sector, both geographic expansion as well as bringing new products to market.

Also, the team has done a great job of selling in to current customers, as I mentioned, selling add-ons to current customers. We absolutely expect the strength to continue into next year.

As far as airline solutions, it's actually been pretty balanced. I mentioned the planning solution at American. That's a solution that, I believe, the number is 23 of the top 25 carriers in the world use our planning software. So, we continue to get good traction in that whole commercial suite, which we call Air Vision.

As we look longer-term, we are making big investments in two of our Operations Solutions areas. One is in Crew and the other is in the overall Recovery Solutions, so putting airlines back together after a disruption. And that means getting the crew back to where they need to be, getting the aircraft rescheduled to how they need to be, and getting the passengers re-accommodated.

We think both of those areas are right for a Company like ours to get the solution right and to really see good growth, and we are investing heavily in both those areas. And will have significant releases as we get into 2015 that starts to bring those capabilities to market. And we have a good, strong pipeline around them.

So, that's where I would expect that operations area to continue to grow, and our SabreSonic CSS pipeline is active. And as I said last quarter, we expect that we'll be announcing new deals as we go forward.

Rick Simonson  - Sabre Corp - CFO

In the midterm we feel good about the growth rates in solutions. We've said we targeted 12% to 14%. In the quarter here we had a little over 14%. And again, we expect hospitality to grow a bit faster, even in the target, given its stage.

Jim Schneider  - Goldman Sachs - Analyst

That's helpful. Thank you.

Operator

David Togut with Evercore.

Rayna Kumar – Evercore Analyst

This is Rayna Kumar for David Togut. Could you discuss your outlook for airline capacity growth in Western Europe?

Rick Simonson  - Sabre Corp - CFO

I think we'll leave that to the airlines. I think we've seen the airlines manage capacity beneficially for their financials. As we've said, over time, the outlooks there show that increasing somewhat, but I think the airlines and people like Boeing and others have better estimates than us on that.

Rayna Kumar – Evercore Analyst

Okay. After the anniversary of the American Airlines-US Air pricing, at what rate do you expect GDS pricing to increase?

Tom Klein- Sabre Corp - President and CEO

We've said all along that the GDS growth rates that we expect over the midterm are 4% to 6%. We believe that we should and will be in that kind of range. We've talked about a combination of price, market share growth, and then general secular growth, with price being in the low single digits. And that's the guidance that we've talked about before, and that's probably as detailed as we are going to want to get.

Rayna Kumar – Evercore Analyst

Thank you.

Operator

Kash Rangan with Merrill Lynch.

Kash Rangan  - Merrill Lynch - Analyst

Thank you for taking my question. Nice bottom-line results. I'm curious, you mentioned some headwinds to the network business as you exited the third quarter. Can you give us some commentary on what the outlook for that business is going into next year? Are you seeing some of the headwinds changing?

Also, at a high level, I would love to get your take on the SAP acquisition of Concur. There is talk that they're going to be stepping up at the travel supply chain division, and how that might affect the economics of traditional companies. Just wanted to hear your side of the argument for that new player in the travel landscape. Thank you.

Rick Simonson  - Sabre Corp - CFO

Kash, on the first question, this is Rick. In terms of the bookings and the revenue, again, the two significant headwinds do get anniversaried in the first quarter, and that's the pricing impact from the large merger of American and US, and then the Venezuela impact. So, again, as you see, those together amount to 2 points right there. So, we look well-positioned.

Particularly, given some of the agency wins that Tom mentioned, you do a lot of work ahead of time on converting agencies so that they result in future opportunity for bookings growth. Again, while we are not satisfied where we are, in terms of booking and revenue growth in Travel Network this year, we feel very strong about meeting our longer-term targets of 4% to 6%, driven by those three factors that Tom mentioned.

Tom Klein  - Sabre Corp - President and CEO

Yes, as Rick mentioned, we are not going to -- we won't put out our specific capacity forecast, but most of what we see for capacity forecasts going into 2015 is a tick-up from where we've been over the trailing couple of years. So, we expect the macro-environment to be as good -- as good or better than it's been.

As it relates to SAP and Concur, I have mentioned before, Kash, Concur is primarily an expense company, and I think that's where most of their revenue came from. They have really a relatively small play in travel. We generally like to see focused competitors get picked up by big horizontal players. So, that competitive dynamic will maybe change. But, we've competed well with Concur in the small piece of travel business that they compete, and we expect to keep doing that as SAP takes them on.

Kash Rangan  - Merrill Lynch - Analyst

Got it. Tom, just one final high-level question, again. The impact of lower gas prices through your business, I know you're two or three turns from that end market. But I'd be curious to get your take, how you view your business in the context of lower gas prices.

Tom Klein  - Sabre Corp - President and CEO

I certainly like a healthier airline sector as opposed to one that financially challenged. I think fuel -- oil prices where they are today should stack up to really help airline profitability as we go into 2015 and that already showed up in the third quarter. So, that's a good dynamic for us.

It's good to have healthy customers that are willing to spend money on upgrading technology, and they certainly have that need. I hope that the extra profitability will result in a little more technology spend.

Kash Rangan  - Merrill Lynch - Analyst

Thank you very much.

Tom Klein  - Sabre Corp - President and CEO

Thanks, Kash.

Operator

Bryan Keane with Deutsche Bank.

Bryan Keane  - Deutsche Bank - Analyst

Hi, guys. Non-air bookings improved from 2Q, but I think it was still up only about 1%. Just want to get the outlook for non-air bookings going forward.

Rick Simonson  - Sabre Corp - CFO

We think the non-air bookings, again, what we gave is our detail on the total bookings. We don't break out and give guidance between air and non-air, Bryan. As we mentioned, we’re focused on the Travelocity side on focusing very much on driving non-air bookings, in terms of hotels and packages. To the extent that we can drive that, that benefits, obviously, the Travel Network.

Again, you are seeing that strong non-air bookings with some of the OTAs. We have a strong position in that. That's how we really play that aspect of it.

Tom Klein  - Sabre Corp - President and CEO

I think, Bryan, the other piece is, look, we are focused on building up some of the content. I mentioned the 50,000 hotel increase with European hotels, with the addition of HRS. I think those types of moves will help us with non-air. Our hotel-to-air ratio is the best in the GDS industry, and we see that part of the business grow about the same rate as our air revenue, as it has -- at least that's what it's done historically.

Rick Simonson  - Sabre Corp - CFO

The year-on-year comp in that, in our non-air, is driven by the SMA with Expedia.

Bryan Keane  - Deutsche Bank - Analyst

Okay. Just looking at air bookings, it looked like the share ticked down slightly, I think it was about 30 basis points. It feels like maybe you are taking share in Europe, though? So, can you break down the move in the mix and the pipeline per share?

Tom Klein  - Sabre Corp - President and CEO

Yes. I think what's going on, Bryan, I mentioned, we've picked up about 63 new travel agency customers in the trailing 24 months or so. We think that's more than our two competitors combined. Those are locations, and that business builds over time. And there is a handful of big customers around the world and then there's lots of small- and medium-size customers. We've been growing agency locations at a rate much faster than either competitor over the last -- as I said, the last 24 months or so. That will start to show up over time.

We think the share mix has really been what's driven share up and down. We have not lost any meaningful customers. We've been a net gainer of customers. The softness of the US market versus the rest of the world has driven a slight decline in our share. There's really not much else going on there as we dig into the share numbers.

I guess I should say, one other thing is going on. That is, we are -- we had north of 60% share in Venezuela, where bookings are down significantly. So, that's a bit of a drag across all of the results. The booking results, the financial results, and the share number.

Bryan Keane  - Deutsche Bank - Analyst

Okay. Last question for me: use of proceeds with the lastminute.com sale?

Rick Simonson  - Sabre Corp - CFO

Bryan, as we said, we continue to pay the dividend. We look to de-lever and hit our target range, but we are going to do selective acquisitions. No change -- our focus in terms of use of any excess cash remains the same. So, any proceeds from that or any other disposition would go in that order.

Bryan Keane  - Deutsche Bank - Analyst

Okay. Thanks, guys.

Operator

Jason Kupferberg with Jefferies.

Ryan Carey – Jeffries Analyst

This is Ryan Carey calling in for Jason. I wanted to dig a little deeper into the Travelocity results. I know during the last quarter's call you expected to bounce back with increased marketing expenses. Was just curious if marketing increase didn't drive the expected growth, or was there something else going on?

Rick Simonson  - Sabre Corp - CFO

The marketing was really kind of an increase against our plan, and what we've seen is this is a business where you adjust real time. It isn't something you plan three, six months ahead and then stick with that. It's a very dynamic business.

We've got it tuned, I think, well, to drive higher margins, higher EBITDA at a somewhat lower marketing spend, and we've also made the shift in terms of where we are putting it on the non-air side, disproportionately more than what we had planned versus the air bookings, as well, as we mentioned.

So, we feel real good about, again, having that top-line revenue that we've given an update on. The increased margins and a strong swing to positive EBITDA in the quarter and being able to hit our target, which again, we're managing for

EBITDA, there. So, no big change there. We just refine it as we learn more day to day and week to week.

Tom Klein  - Sabre Corp - President and CEO

Ryan this is Tom. Look, I think we've said that we are going to manage the online businesses for EBITDA growth. I think we're being -- we are being reasonably conservative about that approach. And as I said during my remarks, we saw a path here to spend a little less on marketing and get really good yields out of that hotel and package channel, which is converting terrifically on the Expedia platform. We're seeing really good upside there.

We don't want to get too far over our skis on speculative marketing spend, because that's just not how we view that business in the portfolio right now.

Ryan Carey -  Jeffries Analyst

Got it, and then quickly on FX, with all the movements in currency of late, how do think about FX impacts going forward? Have you ever broken out what percentage of revenue is collected non-USD, and then maybe what percentage of costs are non-USD denominated currencies?

Rick Simonson  - Sabre Corp - CFO

We go through in our 10-Q in our statements in detail what our exposure is to the primary five to six other currencies. We can take you through that off-line. Be happy to do that.

Ryan Carey -  Jeffries Analyst

Perfect. Thanks so much, guys.

Operator

Brian Essex with Morgan Stanley.

Brian Essex  - Morgan Stanley - Analyst

Good morning, and thank you for taking the question. I was wondering if we could touch a little bit on geographic expansion. It's nice to see the air bookings up, given some of the other comments from the airlines about capacity constraint. How much of that growth was US versus outside the US? I apologize if it's been addressed on the call already, but just trying to get an understanding of progress expanding outside the US.

Tom Klein  - Sabre Corp - President and CEO

I think -- let me break it down into airline solutions. I think we have a little less -- maybe a little less clarity on the Travel Network side. On the airline solutions side, some of that -- the growth in passengers boarded that we mentioned, much of that is coming from ex-US carriers. So, we've gotten a little bit of a good guy on the mix of US carriers that we currently handle, growing a little bit better than the US market. I think the upside and the revision in our guidance has been primarily on the strength of ex-US carriers.

I think we're certainly seeing a business where we have a more or less 50/50 mix, US, non-US in airline solutions today, the revenue is skewing towards ex-US. Do you want to cover Travel Network, Rick?

Rick Simonson  - Sabre Corp - CFO

On Travel Network, again, we had bookings growth that were up 3.1%, and again, primarily that was driven by strong growth in Europe, as we mentioned. Very little growth in Latin America, because of Venezuela; it's held down by that, so below that number. North America just a little bit below that overall global number.

Tom Klein  - Sabre Corp - President and CEO

In Europe, we are growing at about twice -- 2 to 2.5 times the market in Europe. We are seeing bookings growth out of Europe, stronger than rest of world, based on some share gain.

Brian Essex  - Morgan Stanley - Analyst

Okay. Could you help us understand or maybe reconcile how that might manifest itself in the pricing, in terms of what pricing uplift you might see from Europe and what impact Venezuela might have had that throws a wrench into the works in terms of getting an apples-to-apples comparison going?

Rick Simonson  - Sabre Corp - CFO

Overall, we ended up seeing in the quarter segment-level EBITDA right on 42% and a little change, and that's right where we said we expected margins would consistently be, with a little bit of variation quarter to quarter. I think that what shows you, where we are able to offset the decline from Venezuela, which is a very profitable market, with higher growth than average in Europe. So, that worked to balance itself, gives you a little idea of the dynamics.

Yes, we do a little bit better in Europe, of course. We lost some pretty profitable bookings in Venezuela. We ended up spot on.

Tom Klein  - Sabre Corp - President and CEO

Brian, the longer-term pricing trends, as I just mentioned a bit ago, we think low single digits and the mix of that will change over time. We think that's the right number if we look at our whole base and average across, again, what is a big US business. We think low single digits is what we should expect, and that's again, one of the builds that gets us to that 4% to 6% midrange guidance on the revenue side.

Brian Essex  - Morgan Stanley - Analyst

Okay, very helpful to thank you.

Operator

Mark Moerdler with Sanford Bernstein.

Zhe Shen – Sanford Bernstein - Analyst

Zhe Shen filling in for Mark today. Just two questions: I was wondering if you could give us a sense of how we should think about the pipeline for the SaaS side of the business, going into the end of the year, maybe into next year?

The second question is, traditionally we've valued air at 1.5 times GDP. Is that number still relevant? How should we think about that going forward? Thank you very much.

Tom Klein  - Sabre Corp - President and CEO

Thanks. The first question about the sales pipeline, I will talk about Solutions broadly, not just airline. As I mentioned, we will exit -- we will finish 2014, we expect, in Airline Solutions and Hospitality Solutions, with the best sales years that we've ever had from a total contract perspective.

I won't get out with specifics of what those numbers look like. But, it just bodes well for future implementations, and certainly gets us comfortable with our -- with the midterm guidance that Rick talked about. Again, very good sales years, very good pipelines across all of the product families, not really specifically weighted to anything in an unbalanced way. The CSS pipeline is strong and mostly non-US weighted. So, we expect good results there.

As far as the 1.5% GDP, I think we need help from capacity to see that consistent over time. So, what's happened over the last -- let's call it the trailing 24 to 36 months, is with capacity consistently ratcheting down, even as the macro-economy picked up, there just wasn't enough -- there haven't been enough seats in the market to drive that traditional 1.5 times GDP. I think if you use airline revenue, you can probably get there because of the increases in fares. But I don't think you can't get there from a passenger-boarded perspective.

So as capacity ticks back, we think demand is out there. But they airlines have been disciplined in capacity, and that's probably the number that is most relevant going forward.

Rick Simonson  - Sabre Corp - CFO

So enplanements this year are running less than that 1.5 times GDP. The great thing is, is again, in our solutions business and coming to your question about how was the outlook there, our passengers boarded, because of our position with growing airlines, we've been able to raise that up to be more than 7% this year. So, we're doing quite well. That bodes well, and then we've got the big implementations of American and Air Berlin in our pipeline and we will start to see benefit of that in 2016.

So, again, that gives good predictability and really underpins Tom's point of stability. How do you bring stability and predictability to a business that also has great growth characteristics, and we think our solutions business are all of those things.

Tom Klein  - Sabre Corp - President and CEO

To be clear, that’s 7% this year. As Rick said, it's really same-store growth with airlines. So, we haven't had implementations of substance this year. We've talked about the implementation pipeline, which is very, very strong. We're doing a lot of work on it and we will see good lift from that as we get into the end of next year and into 2016. But this is same-store growth, which has been, again, on the carrier base we had, very strong.

Zhe Shen – Sanford Bernstein - Analyst

Thank you very much.

Operator

Bhavan Suri with William Blair.

Bhavan Suri  - William Blair & Company - Analyst

Hey guys. Thanks for taking my question. First, just on the SaaS business, as the Airline and Hospitality businesses, you've done a nice job driving EBITDA margin, now, 39%, up nicely from last quarter, from last year. A, what's driving that? And then B, where do you think that can go? Can it be ahead of the core Travel Network business?

Tom Klein  - Sabre Corp - President and CEO

Yes, we've talked about it going from what was a trailing low 30%s to driving it up into the mid to higher 30%s. Then, we will have a little bit of choppiness in the path to land there, but we expect it to land up in those high 30%s.

That's where we think it will be for the foreseeable future, Bhavan. I'm not ready to say that it's going to tick up above those high 30s that we saw this quarter.

From a standpoint of what's driving it, I think a couple things: one, the leverage of these SaaS platforms. As we get the platform right and are able to add customers, we should see good flow-through. We're seeing that in a number of the solutions. I think the hospitality business is getting to a scale that we are starting to, even while we are investing there, we are still seeing good flow-through as we add customers.

As I mentioned, we’ve been very focused on adding on solutions to current customers. That is generally profitable growth when we're adding onto current customers. So, I think those types of trends are really helpful to the margin performance and give us confidence that we'll hit that high 30%s consistently over time.

Rick Simonson  - Sabre Corp - CFO

Bhavan, remember, also Q3 is our highest seasonal quarter and the strongest. So, you have a little bit of seasonality affecting Q3 in the second half in terms of margins, as well.

Bhavan Suri  - William Blair & Company - Analyst

Sure. Sure. When you look at that business, when we started discussing things, probably a while back, it was focused on some of the mid-sized tier-three, tier-two type properties. It feels like there's a potential to expand up-market. How are you guys thinking about that sort of space?

Tom Klein  - Sabre Corp - President and CEO

We feel good about it on a couple of levels. One, the need is definitely there. We've been talking -- let's talk about maybe the top 30 brands or so.

Bhavan Suri  - William Blair & Company - Analyst

Sure.

Tom Klein  - Sabre Corp - President and CEO

We have two of the top 30 today. We are not only in the mid-tier properties. We have customers that have more than 500 properties. As you know, the largest part of the market, the customers have thousands of properties. As we've talked to that part of the market, they will go through, in our view, a technology refresh cycle here over the next five to seven years, and we think we will be a player in that. We like our opportunity there.

Again, I'll point back to the announcement last Thursday. That's what that announcement was all about. It was positioning ourselves to serve every segment in the hospitality industry. We will continue to expand in that mid-tier, which has been our sweet spot, and we love being in the independent long-tail business in Hospitality and we'll get growth there geographically. But, we think we'll be a player in the top-20 brands, as they look at alternatives, from what is primarily in-house technology today.

Rick Simonson  - Sabre Corp - CFO

Like financially healthy airlines that can invest for growth and increasingly invest to upgrade their IT infrastructure, the same applies hoteliers. They're in robust financial health and they're looking to get rid of some inefficient legacy solutions. I think it positions us really well and the announcement of what we are doing with the SynXis Enterprise Platform, is spot on to your question, here.

Bhavan Suri  - William Blair & Company - Analyst

One quick one. Have you seen less of Micros competitively in that space? Clearly they are more on-premise than SaaS and a hosted model, but have you seen them less, given the Oracle acquisition?

Tom Klein  - Sabre Corp - President and CEO

I wouldn't say we've seen them less. Again -- no I wouldn't suggest we've seen them less.

Bhavan Suri  - William Blair & Company - Analyst

Okay. One last quick one on the Travel Network. An update on the approach to capturing more of the LCC, the low-cost carrier, share and how you guys think about that, given those guys seem to be growing, certainly quite fast.

Tom Klein  - Sabre Corp - President and CEO

Today, we have between 70 and 75 -- depends on how you categorize what a low-cost carrier is. I think 75 of our Travel Network participants would call themselves low-cost carriers. We think that's a robust position, and we continue to work with some of the bigger low-cost carriers to bring them into the system.

We don't feel like we have gaping holes, from a travel agency perspective, as far as what they need. That usually guides our focus. I mentioned we had seven new airlines come into the system last quarter. That's generally driven by geographic expansion, and sometimes those are regional players that are really important to travel agents in a particular geography. So we try to follow those needs.

We're talking to every airline in the world about participating in the system, and we expect that we'll have both low cost and regional carriers continue to join the travel network over time.

Bhavan Suri  - William Blair & Company - Analyst

Great, that's helpful, guys. Thanks for taking my questions.

Tom Klein  - Sabre Corp - President and CEO

Thank you.

Operator

Gregg Moskowitz with Cowen and Company.

Gregg Moskowitz  - Cowen and Company - Analyst

Hey, thank you very much. Tom, you talked about how in Europe you grew about 2x the market. Do you think you continue to think that you can gain 1 point to 1.5 points of share in -- going forward?

Tom Klein  - Sabre Corp - President and CEO

Thanks, Gregg. Yes, we feel pretty good about our position in Europe. As I mentioned before, from a product perspective, we think we have – flat out-- think we have the best product in the world, especially the agency desktop and in finding lowest fare and best itinerary.

And when I talked about TripCase, our competitors just don't have an answer, from a mobile perspective, to that product. So we think we have significant differentiation on the product side that allows us to walk in anywhere in the world and have a good conversation with a travel agency about Sabre as an alternative.

There's a lot of places in Europe, and more broadly, in EMEA, where we've just been under-represented. So we have -- we've entered about a dozen or so new markets in -- mostly in Eastern Europe and Africa. We're very underweighted on the continent of Africa, where you have 6 of the 10 fastest-growing economies in the world there. So again, very underweighted there.

So there's places where we think just by putting some focus, relatively modest investment in sales and service people on the ground where we can grow our share over time, and continue to peel off this 1 to 1.5 points of share. So that's been our approach. We feel really good about our progress, and we've seen sales this year that should translate into that kind of number next year. And we think we can keep doing it.

Gregg Moskowitz  - Cowen and Company - Analyst

That's helpful. Thanks, Tom. And then a follow-up for Rick on lastminute. So lastminute was running a $7-million EBITDA loss year to date, but even with the treatment of that asset as a discontinued op, you're still expecting Travelocity EBITDA to be $15 million to $20 million for the full year. Is that a function of the better-than-expected Travelocity-related EBITDA this quarter?

Rick Simonson  - Sabre Corp - CFO

Yes, that's primarily the driver, and we've also got a few clean-up things that we're finding some dimes and nickels here as we clean up and wind down the business in Travelocity. So it's primarily the strong operating performance of Travelocity.com for the reasons we've said, in terms of maximizing EBITDA. And if you exclude lastminute.com, it takes a little bit of drag away.

Operator

Manish Hemrajani with Oppenheimer.

Manish Hemrajani  - Oppenheimer & Co. - Analyst

Thanks for taking my call. When did you start to change your model for

Travelocity? Was that at the beginning of the quarter or inter-quarter? And with EBITDA margins in the quarter at 18.5% for Travelocity, do you expect further acceleration EBITDA?

Tom Klein  - Sabre Corp - President and CEO

Yes, we announced the Expedia deal about August, late August of 2013, and we worked on the implementation really, right out of that announcement into the first half of this year. So really the third quarter, Manish, was the first quarter we had a reasonably clean operation at Travelocity without the noise of implementation and moving people around and the like.

So we've been at it for the better part of a year, and this is really the first clean quarter that we've had.

Rick Simonson  - Sabre Corp - CFO

And on the EBITDA margin there, we think that's pretty strong EBITDA margin in this quarter. And we don't really see material expansion.

Manish Hemrajani  - Oppenheimer & Co. - Analyst

Got it. And then can you talk about room night growth for Travelocity in the quarter?

Rick Simonson  - Sabre Corp - CFO

Sorry, I missed your question.

Tom Klein  - Sabre Corp - President and CEO

No, we're not breaking that out.

Manish Hemrajani  - Oppenheimer & Co. - Analyst

As we head into 2015, any early indication as to what should be expecting for growth in airline and hospitality and travel network? And maybe some commentary around what your plans are for Travelocity in the longer term?

Rick Simonson  - Sabre Corp - CFO

First on Travelocity, we've put that on the Expedia platform. It's performing well. As we've said before, we're happy to run it like that, or we're happy to have the other party buy it. And time will tell on that.

And in terms of our outlook for 2015, we haven't given specific, but again, I think today we've tried to give you proof points of why we feel confident over the medium term of our guidance on the solutions business of 12% to 14% top-line growth with expanding margins, right? Better efficacy in CapEx, therefore, having a triple driver of expanded free cash flow from that business.

On Travel Network, we've pointed out the headwinds this year that held us back from getting to where we expect to be, which is 4% to 6% top-line growth in Travel Network, driven by a bit of market-share gain, a bit of price, and product innovation. There we said stable margins in this 42.5% range and continue to have very good cash conversions.

So that's our medium-term outlook. And I think Tom put a bit of color in terms of our sales pipeline in solutions and the agency conversions in Travel Network that we think set us up well as our progression to those medium-term targets as we enter 2015.

Manish Hemrajani  - Oppenheimer & Co. - Analyst

Got it. One last one, if I may. With Orbitz coming on the platform at the beginning of next year, especially given their market share in the US and your leadership in the US market, what kind of benefit do you expect to see from Orbitz in 2015?

Tom Klein  - Sabre Corp - President and CEO

We continue to talk to Orbitz, because we do business with them on a couple other pieces of business. We sold them the Travelocity Partner Network, which the bookings from that business flow through us today. They have another large customer that mandates Sabre, that runs through us today, and then, obviously, we've talked to them about bookings from Orbitz.com. We've contracted for -- to work with them into 2015. I think they are still working through what that might look like, but we've really thought about it as a modest ramp in 2015, because we don't have anything better to go on at this point.

I suspect we'll do more business with Orbitz next year than we did this year. And we hope, as we have a chance to compete, that we'll gain bigger and bigger share of the business over time. But right now, we're having -- we have a pretty modest number in 2015 for Orbitz right now.

Manish Hemrajani  - Oppenheimer & Co. - Analyst

Thanks a lot.

Operator

Abhey Lamba with Mizuho Securities.

Abhey Lamba  - Mizuho Securities - Analyst

Tom, you mentioned about 2014 being the contact signings for solutions business. How long will the implementation cycles be? Is there a revenue event for 2016 or can it be earlier or later?

Tom Klein  - Sabre Corp - President and CEO

Well, we will see -- that's a great question, Abhey, thank you. We will see -- we will always see some of the solutions implement more quickly. So, part of our business that we sell, as we always do, in this year, will implement as early as 60 or 90 days after contract, some will implement as we get into 2015.

The big revenue drivers, though, really are the ones we've announced in the past, are American Airlines on the reservation side for the combined AA/US and then Air Berlin. Both of those are, we've said, we should start seeing revenue in the first half of 2016. So, those are, again, obviously the largest airline in the world, with American and then one of the largest airlines in Europe with Air Berlin. Those are, again, first half of 2016 is what we expect.

Rick Simonson  - Sabre Corp - CFO

Then, of course, we're working the pipeline to have other announcements and move things into the pipe, both on the CSS SabreSonic reservations business, as well as the more regular fast-hitting products that Tom mentioned in the cases of, for instance, like the United product, where we are rolling out there and the fleet planning across the overall American fleet.

Abhey Lamba - Mizuho Securities - Analyst

Got it. Tom, you mentioned the impact of Oracle and Micros competition, that you are not seeing any less of them, but are you seeing any more of them? Also, as we go through this technology refresh cycle over the next five to seven years, does that combination gain more opportunities for you, or you do think the competitive environment could get more in terms with Oracle pushing back?

Tom Klein - Sabre Corp - President and CEO

Onto the second question, first. We think we've distinguished ourselves in the hospitality business. We think hoteliers notice the level of service that we provide. We bought a very good and innovative set of technology to market.

This announcement last week suggests that the SynXis Enterprise Platform is materially different from anything else in the marketplace. We think the hoteliers will take notice.

We really like our position. We've distinguished ourselves there. We're one of a few -- really a handful of companies, or less than a handful of companies, that are growing into a trend in the hospitality business where we think we'll see more outsourcing, not less. We are very bullish about the prospects for that business going forward.

As far as the acquisition goes, we're a big customer of Oracle. I hope they sell a lot of databases, and I think we are really focused on hospitality, and we'll see if they are too.

Abhey Lamba  - Mizuho Securities - Analyst

Thank you.

Operator

Ladies and gentlemen that does conclude today's question-and-answer session. I'd like to turn the conference over to Tom for closing remarks.

Tom Klein - Sabre Corp - President and CEO

Thank you again for joining us on the call this morning. We appreciate your interest in Sabre and we look forward to speaking again soon. Thanks so much.

Operator

Ladies and gentlemen, that does conclude today's presentation. You may now disconnect, and have a wonderful day.